041 Putnam Global Income Trust, April 30, 2017, Semiannual
Report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A					2,260
Class B		  		 	   56
Class C		    		  	  244
Class M		     	  	  	  124

72DD2

Class R		     	   	   	   68
Class R5				    0
Class R6				  115
Class Y		    		  	1,195

73A1

Class A				  	0.192
Class B				  	0.148
Class C	      		  		0.148
Class M	      		  		0.179

73A2

Class R		 		  	0.157
Class R5				0.214
Class R6				0.216
Class Y				  	0.207

74U1

Class A			    	       11,029
Class B				  	  358
Class C					1,552
Class M					  676

74U2

Class R				  	  245
Class R5				    2
Class R6				  537
Class Y					6,278

74V1

Class A					11.91
Class B					11.85
Class C					11.85
Class M					11.78

74V2

Class R					11.90
Class R5				11.91
Class R6				11.91
Class Y					11.91

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.